Exhibit 10.3

AMENDED AND RESTATED

COORDINATION AGREEMENT

by and among

BAIN CAPITAL CREDIT,

CENTERBRIDGE PARTNERS,

and

MAK CHAMPION INVESTMENT, LLC

Dated as of May 31, 2018

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AMENDED AND RESTATED COORDINATION AGREEMENT

This AMENDED AND RESTATED COORDINATION AGREEMENT (the “Agreement”) dated as of May 31, 2018, by and among:

(i)	Sankaty Champion Holdings, LLC, a Delaware limited liability company (“SCH”), Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership (together with SCH and their successors and permitted assigns, “Bain Capital Credit”);

(ii)	Centerbridge Capital Partners, L.P., a Delaware limited partnership (“CCP”), Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“CCPS”), Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“CCP SBS”) and CCP Champion Investors, LLC, a Delaware limited liability company (“CCPCI” and, together with CCP, CCPS and CC SBS and their successors and permitted assigns, “Centerbridge Partners”); and

(iii)	MAK Champion Investment LLC, a Delaware limited liability company (“MAK Champion”) and MAK-ro Capital Master Fund LP, a Cayman Islands limited partnership (together with MAK Champion and their successors and permitted assigns, “MAK” and, together with Bain Capital Credit and Centerbridge Partners, the “Investors”).

RECITALS

A. WHEREAS, Skyline Corporation, an Indiana corporation (the “Company”) and Champion Enterprises Holdings, LLC, a Delaware limited liability company (the “Contributor”) have entered into that certain Share Contribution & Exchange Agreement dated as of January 5, 2018 (the “Exchange Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, the Contributor agreed to contribute all of the issued and outstanding shares of (i) capital stock of CHB International B.V., a Dutch corporation and (ii) capital stock of Champion Home Builders, Inc., a Delaware corporation, to Company, and in exchange, the Company agreed to issue the Exchange Shares (as defined in the Exchange Agreement) (such transaction, the “Exchange”);

B. WHEREAS, the Original Investors are each party to that certain Coordination Agreement, dated as of January 5, 2018 (the “Original Agreement”);

C. WHEREAS, each of the Original Investors desires to amend and restate the Original Agreement in its entirety upon the terms and conditions stated herein;

D. WHEREAS, upon the consummation of the Exchange (the “Closing”), the Contributor or its members will hold the Exchange Shares and, in the event the Exchange Shares are issued to the Contributor upon the consummation of the Exchange, it is intended that the Exchange Shares held by the Contributor at the Closing will be distributed to, inter alia, the Investors;

E. WHEREAS, the Investors are the owners of the majority of the outstanding limited liability company interests of the Contributor;

F. WHEREAS, the Company is contemplating an Initial Offering following the Closing; and

G. WHEREAS, the Investors desire to set forth their agreements regarding certain matters, including coordination following the Closing of certain actions with respect to the Exchange Shares.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Effectiveness; Definitions.

1.1. Effectiveness. This Agreement shall be deemed effective as of January 5, 2018.

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 8.

2.	General Cooperation; Agreements.

2.1. Cooperation. Each Investor agrees to cooperate fully with each other Investor to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably necessary or advisable under this Agreement and applicable legal requirements to consummate and make effective the transactions hereunder and to evidence or reflect the transactions contemplated by this Section 2 and to carry out the intent and purposes of this Section 2.

2.2. Transfers.

(a) Permitted Transfers. From the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, until immediately prior to the closing of the Initial Offering, no Transfer of Shares by an Investor shall be permitted, other than the following Transfers, each of which are subject to the provisions of this Section 2.2 and Section 6:

(i) Any Transfer by an Investor to one or more Permitted Transferees pursuant to the terms of this Agreement;

(ii) Any Transfer by an Investor made in accordance with Section 2.2(c) and Section 2.2(d); and

(iii) Any Transfer by an Investor to another Investor with the prior written approval of each other Investor.

(b) Terms of Transfer and Securities Law Compliance.

(i) No Investor shall effect any Transfer of Shares unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws.

(ii) From the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, and until such time as such Shares have been sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration, all certificates (if any) representing Shares that are held by any Investor shall bear a legend which shall state the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO INTEREST HEREIN MAY BE SOLD, OFFERED, ASSIGNED, DISTRIBUTED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING ANY SUCH TRANSACTION OR (B) THE COMPANY RECEIVES AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS OR (C) THE COMPANY AND ITS COUNSEL ARE OTHERWISE SATISFIED THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL STATE SECURITIES LAWS.”

(iii) Any proposed Transfer by an Investor of all or a part of its Shares shall be subject to the restrictions on Transfer set forth in this Section 2.2. Any such Transfer under this Section 2.2 shall be permitted only if the transferee agrees (in a writing or writings in form and substance satisfactory to the board of managers of the Contributor (the “Contributor Board” and each such person, a “Manager”)) to be bound by the obligations set forth in this Agreement to the same extent as the transferor.

(iv) Any attempted Transfer of Shares in violation of the provisions of this Agreement shall be null and void ab initio and of no effect.

(c) Right of First Offer.

(i) If, at any time prior to the consummation of the Initial Offering, an Investor wishes to Transfer any Shares (“ROFO Offered Shares”) to any Person (other than in a Transfer to a Permitted Transferee), such Investor must first comply with the process described in this Section 2.2(c) (the “ROFO Process”) by offering such ROFO Offered Shares to each other Investor pursuant to the ROFO Process (such offer, a “ROFO Offer”).

(ii) An Investor intending to initiate the ROFO Process (a “ROFO Transferor”) must provide written notice to each other Investor of such intent (the “ROFO Offer Notice”), which ROFO Offer Notice shall include an offer to sell ROFO Offered Shares to each other Investor (the “ROFO Offerees”) and shall specify the number of ROFO Offered Shares proposed to be sold, the terms and conditions of the proposed sale, including the proposed sale price (the “Specified Price”) and a reasonably detailed description of any other material terms and conditions or material facts relating to the proposed sale. The ROFO Transferor shall provide to the ROFO Offerees promptly all such other information relating to the ROFO Offered Shares and the proposed sale as they may reasonably request.

(iii) Each ROFO Offeree shall have the right, exercisable within ten (10) days of delivery to it of the ROFO Offer Notice by the ROFO Transferor (the “ROFO Period”) to accept a ROFO Offer by accepting for purchase up to a number of such ROFO Offered Shares pro rata based on ROFO Offeree’s percentage ownership of Exchange Shares held by all ROFO Offerees and their Affiliates at the time of such ROFO Offer (such number of ROFO Offered Shares allocated for a ROFO Offeree’s right to accept a ROFO

Offer, the “Allotted ROFO Shares”) and also to accept for purchase all or a portion of such ROFO Offered Shares that have not been accepted for purchase by each other ROFO Offeree (such election to purchase a number of Shares more than the Allotted ROFO Shares, the “Over-Allotment Election”). If more than one ROFO Offeree makes an Over-Allotment Election (the aggregate amount of Shares elected to be purchased under an Over-Allotment Election, the “Aggregate Over-Allotted Shares”) such that the Aggregate Over-Allotted Shares exceeds the actual number of remaining ROFO Offered Shares for purchase, then each ROFO Offeree that made an Over-Allotment Election shall be allocated a number of Shares from the number of Aggregate Over-Allotted Shares pro rata among all ROFO Offerees based on each such ROFO Offeree’s Over-Allotment Election. The ROFO Offeree(s) that accept such ROFO Offer within the ROFO Period (the “Purchasing ROFO Offerees”) shall acquire such ROFO Offered Shares within forty-five (45) days of the end of the ROFO Period, which forty-five (45) day period shall be extended to up to a sixty (60) day period to the extent reasonably required to comply with any applicable HSR Act or other regulatory requirements.

(iv) If the ROFO Offerees do not collectively accept the ROFO Offer made by the ROFO Transferor with respect to all of the ROFO Offered Shares within the ROFO Period, then the ROFO Transferor shall have the right, for a period of ninety (90) days after the termination of the ROFO Period or any earlier rejection of the ROFO Offer by all ROFO Offerees, to sell the remaining ROFO Offered Shares at a net price (taking into account any fees, purchase discounts or other consideration) not less than the Specified Price, and on other terms and conditions not more favorable to the transferee(s) in any material respect than the terms set forth in the ROFO Offer Notice, to transferee(s) who agree (in a writing or writings in form and substance satisfactory to the other Investors) to be bound by this Agreement to the same extent as the transferor. Any ROFO Offered Shares not sold within such ninety (90) day period shall again be subject to the requirements of this Section 2.2(c) in connection with any subsequent sale.

(v) For purposes of this Section 2.2(c), each ROFO Offeree may elect to purchase ROFO Offered Shares either directly or through one or more Affiliated Funds or Affiliates. Any proration and other calculations for each ROFO Offeree and its respective Affiliated Funds and Affiliates shall be made on a basis that aggregates the Shares held by each ROFO Offeree with the Shares held by such ROFO Offeree’s Affiliated Funds and Affiliates.

(vi) For the avoidance of doubt, notwithstanding the foregoing, this Section 2.2(c) does not apply to any Transfer by any Investor in connection with a transaction approved by the Board of the Company in which each Investor has a right to participate on the same terms and that, as a result of the consummation of such transaction (either by any consolidation or merger of the Company with or into any other entity or any other transaction), holders of Company Common Shares immediately prior to such transaction would no longer own Company Common Shares representing a majority of the voting power of the Company or other surviving entity.

(d) Tag-Along Rights.

(i) Prior to an Initial Offering, subject to first complying with the Right of First Offer provisions of Section 2.2(c) (if applicable), an Investor may Transfer its Exchange Shares to any other Person provided that, if such Transfer is to a person who is not a Permitted Transferee of such Investor, such Investor provides each other Investor an opportunity to participate on a pro rata basis, on equivalent terms and conditions, in such Transfer as described in this Section 2.2(d). With respect to any such proposed Transfer prior to any Initial Offering (other than a Transfer to a Permitted Transferee) by an Investor (or by any Affiliated Fund or Affiliate of such Investor) (each, a “Selling Investor”) of the Exchange Shares to any Person other than to such Selling Investor’s Permitted Transferee (any such Transfer, a “Proposed Sale”), each other Investor who exercises its rights under this Section 2.2(d) (each a “Tagging Investor”) shall have the right to include in the Proposed Sale to the proposed transferee(s) (the “Proposed Transferee”) on the same terms and conditions as applicable to the sale of Exchange Shares in the Proposed Sale a number of its own Exchange Shares not to exceed (x) the aggregate number of Exchange Shares held by the Tagging Investor and Permitted Transferees multiplied by (y) a fraction of which the numerator is the number of Exchange Shares of the Selling Investor proposed to be included in the Proposed Sale and the denominator is the aggregate number of the Exchange Shares owned by the Selling Investor; provided, that in order to be entitled to exercise its right to sell Exchange Shares to the Proposed Transferee pursuant to this Section 2.2(d), each Tagging Investor, if requested by the Selling Investor or the Proposed Transferee, shall be required (as a condition to participating in such Transfer to (x) agree to the same covenants as the Selling Investor agrees to in connection with the Proposed Sale, (y) join on a pro rata basis (based on the proceeds received by such Tagging Investor compared with the proceeds received by the Selling Investor and all Tagging Investors in connection with the Proposed Sale) in any indemnification that the Selling Investor agrees to provide in connection with the Proposed Sale (other than in connection with obligations that relate to a particular Investor, such as representations and warranties concerning itself or the Exchange Shares to be transferred by it, for which each Investor shall agree to be solely responsible, and provided that the liability for any indemnification to be provided by such Selling Investor and Tagging Investor shall not exceed, in each case, the total net consideration (i.e. the total gross consideration after deduction for Costs (as defined below)) received by such Selling Investor or Tagging Investor for its Exchange Shares in respect of such Proposed Sale), and (z) make such representations and warranties concerning itself and the Exchange Shares to be sold by it in connection with such Transfer as the Selling Investor makes with respect to itself and its Shares.

(ii) Each Tagging Investor shall be responsible for funding its proportionate share (based on the proceeds received by such Tagging Investor compared with the proceeds received in the aggregate in connection with the Proposed Sale) of any adjustment in purchase price or escrow arrangements in connection with the Proposed Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Proposed Sale (subject to the limitations of Section 2.2(d)(i)).

(iii) Each Tagging Investor shall be responsible for its proportionate share (based on the proceeds received by such Tagging Investor compared with the proceeds received in the aggregate in connection with the Proposed Sale) of the fees, commissions and other out-of-pocket expenses (collectively, “Costs”) of the Proposed Sale to the extent not paid or reimbursed by the Company, the Proposed Transferee or another Person (other than the Selling Investor); provided, that the liability for such Costs (together with indemnity liability as contemplated by clauses (i) or (ii) of this Section 2.2(d)) shall not exceed the total consideration received by such Tagging Investor for its Shares in respect of such Proposed Sale. If and to the extent deemed reasonably necessary by the Selling Investor (it being understood that the Selling Investor will first attempt to structure any Proposed Sale on terms that will not require post-closing true-up recoveries for the payment of Costs of the types contemplated by clause (A) of the proviso to this sentence below and, in circumstances where such arrangements are employed, to take reasonable steps to attempt to minimize their amount and duration), the Selling Investor shall be entitled to estimate, in its reasonable, good faith judgment, each Tagging Investor’s proportionate share of such Costs and to withhold such amounts from payments to be made to each Tagging Investor at the time of closing of such Proposed Sale; provided, that (A) such estimate shall not preclude the Selling Investor from recovering additional amounts from the Tagging Investors in respect of each such Tagging Investor’s proportionate share of such Costs and (B) the Selling Investor shall reimburse each Tagging Investor to the extent actual amounts are ultimately less than the estimated amounts or to the extent that any such amounts are paid by the Company, the Proposed Transferee or another Person (other than the Selling Investor) promptly (but in any event within five (5) Business Days of determining the actual amount).

(iv) Exercise of Tag-Along Rights; Notices. The Selling Investor (having first complied with the provisions of Section 2.2(c), if applicable) shall give each other Investor prior written notice of each Proposed Sale, setting forth the number of Shares proposed to be so Transferred, the identity of the Proposed Transferee, the proposed amount and form of consideration and other material terms and conditions of the Proposed Sale (including indemnification, escrow and other material economic terms) offered by the Proposed Transferee (such initial notice, the “Tag-Along Opportunity Notice”). In the event that any of the material terms or conditions set forth in the Tag-Along Opportunity Notice are thereafter amended in any material respect, the Selling Investor shall also give written notice of the amended terms and conditions of the Proposed Sale to the other Investors (any amended notice, an “Amended Tag-Along Opportunity Notice”). In order to exercise the tag-along rights provided by this Section 2.2(d) an Investor must send a written notice to the Selling Investor indicating its desire to exercise its rights and specifying the number of Shares it desires to sell (the “Tag-Along Exercise Notice”) within ten (10) Business Days following the giving of the Tag-Along Opportunity Notice to such Investor (or if an Amended Tag-Along Opportunity Notice is given to the Investor, within ten (10) Business Days following the giving of such Amended Tag-Along Opportunity Notice). An Investor shall not be obligated to separately comply with the provisions of Section 2.2(c) in order to exercise the tag-along rights provided by this Section 2.2(d). Upon the giving of an Amended Tag-Along Opportunity Notice to an Investor that had previously provided a Tag-Along Exercise Notice, such Tagging Investor shall be permitted to cancel its exercise of its rights under this Section 2.2(d) upon delivery of written notice to the Selling Investor to such effect and shall be released from its obligation hereunder. There shall be no liability on the part of the Selling Investor to any Tagging Investor if the sale of Shares pursuant to this Section 2.2(d) is not consummated for whatever reason.

(v) Each Tagging Investor shall deliver to the Selling Investor, or agent for such Selling Investor, all documents and instruments reasonably requested by the Selling Investor to evidence the Transfer to the Proposed Transferee the Shares that such Tagging Investor is permitted to dispose of pursuant to this Section 2.2(d). The consummation of such Proposed Sale shall be subject to the sole discretion of the Selling Investor, who shall have no liability or obligation whatsoever to any Tagging Investor participating therein other than to obtain for such Tagging Investor the same terms and conditions as those of the Selling Investor. In connection with the consummation of any such Proposed Sale, the Selling Investor shall use commercially reasonable efforts to Transfer to the Proposed Transferee at the closing of such Proposed Sale documents and instruments evidencing the Transfer to the Proposed Transferee of the Shares to be disposed of by any Tagging Investors.

(vi) If any Tagging Investor exercises its rights under this Section 2.2(d), the closing of the purchase of the Shares with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Selling Investor’s Shares to the Proposed Transferee. If by the end of ninety (90) days following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Selling Investor and the Proposed Transferee have not completed the Proposed Sale, each Tagging Investor shall be released from its obligations under this Section 2.2(d), and the applicable Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Section 2.2(d) to be separately complied with in order to consummate such Proposed Sale pursuant to this Section 2.2(d).

(vii) Tag-Along Power of Attorney. Upon delivering a Tag-Along Exercise Notice, each Tagging Investor shall, if requested by the Selling Investor, execute and deliver a power of attorney in form and substance reasonably satisfactory to the Selling Investor and such Tagging Investor with respect to the Shares that are to be sold by such Tagging Investor pursuant hereto (a “Tag-Along Power of Attorney”); it being understood that the Tag-Along Power of Attorney shall provide, among other things, that each such Tagging Investor shall irrevocably appoint a Person designated by the Selling Investors (and not objected to by Tagging Investors holding a majority of the Shares as to which tag-along rights are being exercised) to act as attorney-in-fact and agent with full power and authority to act under the Tag-Along Power of Attorney on its behalf with respect to (and subject to the terms and conditions of) the matters specified in this Section 2.2(d).

(e) Distributions to Limited Partners or Members. From the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, each Investor agrees that it shall not make any distribution of Shares to its partners, members or stockholders without first obtaining consent from each of the other Investors unless in connection with a Transfer to a Charitable Organization.

(f) Permitted Rule 144 Transfers. At no time shall any Investor Transfer any or all of its Shares in reliance on Rule 144 other than in compliance with this Section 2.2(f). Each Investor will use its reasonable best efforts to coordinate its efforts to Transfer Shares in reliance on Rule 144. Any Shares Transferred pursuant to this Section 2.2(f) shall no longer be Shares under this Agreement.

(i) Notice. Prior to any such Transfer of Shares in reliance on Rule 144, an Investor (the “Notifying Investor”) shall provide each other Investor (each other Investor a “Notified Investor”) with at least two (2) Business Days’ prior notice (a “144 Notice”) of the Notifying Investor’s intention to commence Selling Shares in reliance on Rule 144; provided, however, that the Notified Investors who intend to Sell Shares in reliance on Rule 144 in connection with such 144 Notice need not comply with such requirement to provide a 144 Notice, but shall notify the other Investors of its intent to Sell any Shares as promptly as practicable and in any event prior to the earliest time at which the Notifying Investor intends to commence Selling Shares as indicated in such 144 Notice. The 144 Notice is intended to permit each Investor electing to Sell Shares at such time to coordinate the timing and process for Selling their Shares in an orderly fashion.

(ii) 144 Notice Requirements. Each 144 Notice shall specify:

(b) the earliest time at which the Notifying Investor intends to commence Sales pursuant to this Section 2.2(f),

(c) whether such a Sale will commence a new measurement period for purposes of the Rule 144 group volume limit or is part of such a continuing measurement period previously commenced by another 144 Notice, and

(d) the volume limit for each Investor for that measurement period, determined as of its commencement.

(iii) Shares. Each Investor shall be entitled to effect Sales of a number of Shares equal to such Investor’s pro rata portion of the Rule 144 group volume limit applicable to all Investors during the applicable measurement period based on such Investor’s percentage ownership of Shares held by the Investors at the start of such measurement period; provided, however, that the Notified Investors shall not Sell any Shares in reliance on Rule 144 in connection with such 144 Notice prior to the earliest time at which the Notifying Investor intends to commence Selling Shares as indicated in such 144 Notice.

(g) Restrictions on Transfers to Strategic Investors. No Investor shall Transfer any Shares to a Strategic Investor without the approval of each of the other Investors.

(i) Notice. If any Investor proposes to Transfer any Shares to a Strategic Investor, the Investor shall furnish a written notice to each other Investor at least five (5) Business Days prior to such proposed Transfer other than with respect to any exempted Transfers pursuant to Section 2.2(g)(ii). Such notice shall set forth the principal terms of the proposed Transfer, including (i) the number of the Shares to be Transferred, (ii) the per share purchase price or the formula by which such price is to be determined and (iii) the name and address of the prospective buyer. If, within three (3) Business Days after the date of delivery of such notice, a notice designating such prospective buyer as a Strategic Investor is delivered by an Investor to the Investor proposing to Transfer Shares, then the proposing Investor shall not Transfer any Shares to such prospective buyer.

(ii) Certain Exempted Transfers. Notwithstanding anything in this Agreement to the contrary, the restrictions in Section 2.2(g) shall not apply to any Transfers (i) in reliance on Rule 144 effected as “brokers’ transactions” (as defined in Rule 144); (ii) pursuant to a Public Offering, (iii) in reliance on Rule 144 directly to a “market maker” (as defined in Rule 144), (iv) pursuant to a block sale to a financial institution in a registered offering or (v) in connection with a transaction between the Company and a Strategic Investor that is approved by the requisite vote of the shareholders of the Company, in each case of clauses (ii)-(iv) in which, to the knowledge of the Investor, the underwriter(s), market maker(s) or block sale purchaser(s) are not acquiring such Shares for the intended purpose of reselling such Shares to any Person that, after giving effect to such resale, would own, directly or indirectly, more than five percent (5%) of then outstanding Shares (such Transfers, the “Exempted Transfers”).

2.3. Coordination Agreement.

(a) Share Information. Each Investor agrees to provide the other Investors with current information regarding its Shares from time to time upon request of any other Investor and to use reasonable best efforts to cooperate with the other Investors in respect of determining any pro rata calculations required to be made or rights hereunder. All Shares held by each Investor and its Affiliates shall be aggregated together for purposes of determining the availability of any rights or applicability of any obligations with respect to an Investor under this Agreement.

(b) Pro Rata Sales. From the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, in the event of any Public Offering (including pursuant to a registration request as provided in Section 2.4), each Investor agrees to include in such Public Offering its and its Affiliates’ Shares pro rata based on such Investor’s percentage ownership of Shares held by all Investors and their Affiliates at the time of such offering until the earlier of such time that (i) such Investor has sold in all Public Offerings that number of Exchange Shares received by such Investor and its Affiliates at the Closing or, the Distribution if the Exchange Shares are issued to the Contributor (such number of Exchange Shares issued to an Investor at the Closing or, received by each Investor in the Distribution if the Exchange Shares are issued to the Contributor, the “Initial Shares”) equal to twenty-five percent (25%) of such Initial Shares and (ii) such Investor has received aggregate proceeds from the Sale of its Initial Shares in all Public Offerings after the date hereof, greater than or equal to $50 million, net of underwriting discounts and commissions but before expenses.

2.4. Exercise of Registration Rights.

(a) Prior to the Distribution, the Investors agree to approve, and shall use their reasonable best efforts to cause their designated Managers to approve, the exercise by the Contributor of any demand registration under the Registration Rights Agreement in connection with the Initial Offering as requested by the Requisite Investor Majority. Except as set forth in Section 2.4(b), if the Distribution occurs prior to the Initial Offering, then from the Distribution until immediately following the Initial Offering, each Investor agrees not to exercise its rights to make a Demand Registration Request or Shelf Takedown Request (each as defined in the Registration Rights Agreement) without the consent of the Requisite Investor Majority.

(b) Registration Requests. If the Initial Offering has not been consummated or requested by the Requisite Investor Majority prior to the three (3) year anniversary of the Closing:

(i) Right to Request. Any Investor who holds greater than ninety percent (90%) of its Initial Shares, may in its sole discretion submit a Demand Registration Request or a Shelf Takedown Request to effect the Initial Offering under the Registration Rights Agreement (a “Registration Request”);

(ii) Notice. Any such Investor intending to submit a Registration Request pursuant to this Section 2.4(b) shall provide each other Investor with at least thirty (30) Business Days’ prior notice of its intention to submit such a request;

(iii) Right to Delay. If, within twenty (20) Business Days after the date of delivery of such notice pursuant to Section 2.4(b)(ii), the non-requesting Investors deliver a joint notice to the requesting Investor requesting a delay of such anticipated Registration Request of up to six (6) months, then such requesting Investor will delay the submission of its Registration Request for the duration set forth in such notice;

(iv) Cooperation. Each non-requesting Investor must use its reasonable best efforts to cooperate and take any such actions as reasonably required to support an Initial Offering requested pursuant to this Section 2.4(b) (including, by supporting the requesting Investor’s choice of lead underwriter); and

(v) Pro Rata Sales Exempt. In the case of and following the Initial Offering made at the request of an Investor pursuant to Section 2.4(b), the Investors shall not be required to comply with Section 2.3(b).

2.5. Voting.

(a) Proxy.

(i) From the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, until the closing of the Initial Offering, each Investor agrees to vote, or cause its Shares to be voted, as directed by the Requisite Investor Majority on all matters presented to the holders of the Company Common Shares. If an Investor determines not to vote in accordance with the first sentence of this Section 2.5(a) (a “Dissenting Investor”), it shall promptly following such determination, and no later than ten (10) days prior to the vote, notify each other Investor of such decision and, following receipt of such notice, the Requisite Investor Majority may elect to vote, or cause to be voted, the Company Common Shares held by such Dissenting Investor. If an Investor otherwise fails to vote on any matter presented to the holders of the Company Common Shares in accordance with the first sentence of this Section 2.5(a) (a “Non-Voting Investor”), each other Investor shall be permitted to vote, or cause to be voted, the Company Common Shares held by the Non-Voting Investor in accordance with the direction of the Requisite Investor Majority.

(ii) In furtherance of Section 2.5(a), immediately from and after the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, each Investor shall (1) irrevocably and unconditionally grant to, designate and appoint each other Investor as its attorney in fact and proxy, with full power of substitution, to represent it with respect to all matters presented to the holders of the Company Common Shares, including at any annual or special meetings of the holders of the Company Common Shares and (2) authorize and empower each other Investor to vote, or cause to be voted, its Shares, in each case of clauses (1) and (2), in accordance with the direction of the Requisite Investor Majority. Such proxy will be an irrevocable proxy coupled with an interest and, to the extent permitted by law, it shall continue in full force and effect and remain valid until the closing of the Initial Offering, immediately upon which such proxy shall automatically terminate without any further action required by any person.

(iii) Each Investor agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained in this Section 2.5(a).

(iv) Notwithstanding anything in this Section 2.5(a) to the contrary, this Section 2.5(a) shall not apply to matters in respect of (A) the composition of the Company Board, which matters are subject to and governed by the applicable provisions of this Agreement and the Investor Rights Agreement and (B) any transaction between an Investor or any of its Affiliates, on the one hand, and the Company or its subsidiaries, on the other hand.

(b) The Investors each agree to support the nomination and election of the nominees to the board of directors of the Company (the “Company Board”) selected in accordance with Section 3 of this Agreement.

2.6. Charitable Transfer. From the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, the Investors will cooperate to permit and will cooperate to cause the Contributor to permit, as applicable, Charitable Transfers by an Investor to a Charitable Organization or to any person associated with an Investor that such Investor deems appropriate in order to effectuate the Charitable Transfer; provided that the Investor shall cause any interim transferee to promptly Transfer any such Shares to such Charitable Organization.

3.	Board Matters.

3.1. Initial Board Composition. In connection with the Closing, the Investors will cause their designated Managers to, or if the Investors receive the Exchange Shares directly at the Closing, or if the Distribution has occurred, the Investors will, nominate and appoint the following members to the Company Board in accordance with the Exchange Agreement and Section 2.1(b)(ii) of the Investor Rights Agreement (each member serving on the Company Board, an “Initial Director”):

(a) The Chief Executive Officer of the Company following the Closing;

(b) For each Investor, two (2) directors selected by such Investor; and

(c) Two (2) Independent Directors, each as selected by the Requisite Investor Majority.

3.2. Subsequent Board Compositions.

(a) Pursuant to the nomination rights under Sections 2.1(b)(iii)(2), 2.1(b)(iii)(3) and 2.1(b)(iii)(4) of the Investor Rights Agreement, following the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, and until the closing of the Initial Offering, the Investors will cooperate to nominate and elect directors to the Company Board, as follows:

(i) to the extent there is vacancy caused by the resignation, removal or other departure of the Skyline Director (as defined in the Investor Rights Agreement) or the Skyline Independent Director (as defined in the Investor Rights Agreement), a replacement director of the Company Board as selected by the Requisite Investor Majority;

(ii) two (2) directors of the Company Board (such directors of the Company Board will not be subject to the requirements under Section 3.4 or any independence requirements) selected by each Investor;

(iii) such additional number of Independent Directors, if any, so that the aggregate number of Independent Directors to be nominated and elected pursuant to Section 2.1(b)(iii) of the Investor Rights Agreement is equal to three (3), which Independent Directors shall be selected by the Requisite Investor Majority; and

(iv) such additional number of directors to be nominated pursuant to Section 2.1(b)(iii)(4) of the Investor Rights Agreement such that the number of directors of the Company Board shall equal eleven (11), which directors shall be selected by the Requisite Investor Majority.

(b) To the extent necessary:

(i) in connection with the Initial Offering, the Contributor (if applicable) and the Investors will cause that number of Initial Directors or such directors nominated pursuant to Section 3.2(a) of this Agreement to resign from the Company Board effective as of the closing of the Initial Offering; and

(ii) following such time that the Aggregate Ownership Percentage of the Investors is not greater than fifty percent (50%) of the Company, the Investors will use their reasonable best efforts to cause the Skyline Director to resign from the Company Board;

in each case, so that the composition of the Company Board shall be as set forth in Section 2.2(b) or Section 2.2(c) of the Investor Rights Agreement, as applicable, subject to compliance with Applicable Governance Rules (as defined in the Investor Rights Agreement).

(c) If applicable, prior to the Distribution, the Investors will cooperate to cause the Contributor (in accordance with the Investor Rights Agreement) to nominate to the Company Board, in accordance with Section 2.2(b) or Section 2.2(c) of the Investor Rights Agreement, as applicable, each of the directors nominated by the Investors pursuant to the nomination rights of the Investors thereto as of after the Distribution; provided that, for the purposes of this Section 3.2(c), the “Ownership Threshold” (as defined in the Investor Rights Agreement) will be calculated as if the Investors owned their pro rata portion of the Shares owned by the Contributor, which each Investor would be entitled to receive in the Distribution; provided, further, that if any Investor does not then exceed any Ownership Threshold, the other Investors then exceeding such Ownership Threshold shall jointly nominate that number of directors that, but for the application of such Ownership Threshold, the Investor not then exceeding such Ownership Threshold would be entitled to nominate.

3.3. Removal and Replacement; Vacancies. If, following election or appointment to the Company Board:

(a) any director of the Company Board that has been selected or nominated by, or at the direction of, an individual Investor that continues to possess the right to select or nominate, or give direction for the selection or nomination of, such director pursuant to this Agreement or the Investor Rights Agreement: (i) resigns voluntarily; (ii) is removed in accordance with the By-laws of the Company or pursuant to Section 3.4 of this Agreement; (iii) is unable to serve for any reason prior to the expiration of his or her term as a director of the Company Board; or (iv) such Investor notifies the other Investors that it intends to seek the removal of such director; or

(b) any director of the Company Board that is selected or nominated by, or at the direction of, more than one Investor and if any group of Investors continues to possess the right to select or nominate, or give direction for the selection or nomination of, such director pursuant to this Agreement or the Investor Rights Agreement: (i) resigns voluntarily; (ii) is removed in accordance with the By-laws of the Company or pursuant to Section 3.4 of this Agreement; (iii) is unable to serve for any reason prior to the expiration of his or her term as a director of the Company Board; or (iv) the group of Investors possessing such right pursuant to the rights set forth in Section 3.2 of this Agreement and Section 2.2 of the Investor Rights Agreement notifies the other Investors that it intends to seek the removal of such director;

then the Investors will cooperate and use their reasonable best efforts to remove any such director of the Company Board, if necessary to effect such removal, and to appoint on to the Company Board and support the nomination and election of a replacement as nominated or selected by one or more Investors pursuant to the rights set forth in Section 3.2 of this Agreement and Section 2.2 of the Investor Rights Agreement.

3.4. Audit Committee. Each Independent Director shall be only deemed eligible for nomination by any individual Investor or the Requisite Investor Majority if the Independent Director is considered eligible to serve on the audit committee (pursuant to Section 303A.02 of the NYSE Listed Company Manual and Exchange Act Rule 10A-3) and willing to serve on the audit committee. If an Independent Director nominated pursuant to Section 3.1(c), Section 3.2(a)(iii), Section 3.2(a)(iv), Section 3.2(b) or Section 3.2(c), but only to the extent nominated in accordance with Section 2.1, Section 2.2(b) or Section 2.2(c) of the Investor Rights Agreement, declines to serve on, or is no longer eligible to be a member of, the audit committee of the Company Board, the Investors agree to take such actions as are reasonably necessary to cause (1) such Independent Director to resign from his or her position as a member of the Company Board and such Independent Director shall not be eligible to be nominated as an Independent Director immediately following such resignation and (2) a replacement Independent Director to be nominated or selected (such replacement Independent Director as nominated or selected by one or more Investors pursuant to the rights set forth in Section 3.2 of this Agreement and Section 2.2 of the Investor Rights Agreement). The Investors will cooperate to cause the Contributor or, if after the Distribution or, from the Closing if the Investors are issued the Shares directly, the nominating Investors agree to cause any of its or their nominees for director who would become Independent Directors subject to this Section 3.4 to execute a conditional resignation upon his or her appointment, which would be effective only if he or she (x) no longer qualifies as “independent” pursuant to clause (i) of the definition of Independent Director, (y) is no longer eligible to serve on the audit committee of the Company Board or (z) does not serve on the audit committee of the Company Board, in each case unless the majority of the Company Board has determined that such Independent Director shall continue to serve on the Company Board.

4.	[Reserved].

5.	Remedies.

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

6.	Assignment of Rights.

6.1. Assignment. Subject to Section 2.2(a), Section 2.2(c), Section 2.2(d), Section 2.2(f), and Section 2.2(g), the rights of an Investor hereunder may only be assigned (in whole but not in part) in connection with a Transfer of Shares prior to the Initial Offering to a Transferee acquiring from such transferring Investor Shares that represent more than fifteen and a half percent (15.5%) of the number of then outstanding Company Common Shares. For the avoidance of doubt, following any permitted assignment of such rights, the transferring Investor shall no longer have the rights of an “Investor” under this Agreement (including any consent and approval rights), but such transferring Investor shall remain directly liable for the performance of all of its obligations under this Agreement in accordance with the terms herein. Notwithstanding the foregoing, a Transferee shall not be permitted to exercise any such assigned rights to the extent such exercise of rights would cause any Investor party to the Investor Rights Agreement to violate the terms and conditions of the Investor Rights Agreement.

6.2. Requirements. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, prior to the Transfer of any Shares to any Transferee occurring prior to the Initial Offering, other than in a Charitable Transfer or an Exempted Transfer, each Investor effecting such Transfer shall (i) cause the Transferee to deliver to each of the Investors its written agreement, in form and substance reasonably satisfactory to the Investors, to be bound by the terms and conditions of this Agreement, including, for the avoidance of doubt, the obligations under Section 2.5 and any other obligations of an Investor hereunder, and (ii) remain directly liable for the performance by the Transferee of all obligations of such Transferee under this Agreement. Any Transferee, other than in a Charitable Transfer or Exempted Transfer, receiving Shares from an Investor in a Transfer shall be subject to the terms and conditions of, and if assigned rights in accordance with Section 6.1, shall be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Investor that Transfers the Shares to such Transferee.

7.	Amendment, Termination, Etc.

7.1. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each Investor. Each such amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party. To the extent the amendment of any Section of this Agreement would require a specific consent pursuant to this Section 7.1, any amendment to the definitions used in such Section shall also require the specified consent.

7.2. Termination. Notwithstanding the foregoing Section 7.1, (i) following the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, this Agreement shall terminate with respect to any Investor when such Investor’s Aggregate Ownership Percentage is equal to or less than five percent (5%) and (ii) this Agreement shall terminate if the Exchange Agreement is terminated in accordance with the terms therein.

7.3. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. No termination of this Agreement will affect this Section 7.3 or the obligations of any party pursuant to Section 9.7. No termination of this Agreement will affect the obligations of any party pursuant to Section 10, all of which obligations will survive termination of this Agreement for a period of two (2) years from the date of such termination.

8.	Definitions.

8.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 8:

(i) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(ii) The word “including” shall mean including, without limitation;

(iii) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(iv) The masculine, feminine and neuter genders shall each include the other.

8.2. Definitions. The following terms shall have the following meanings:

“144 Notice” has the meaning set forth in Section 2.2(f)(i).

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of the Contributor or any Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any family member of such natural Person.

“Affiliated Funds” means, with respect to any Investor: (i) affiliated investment funds (including entities investing on behalf of such holder and any investment funds and entities with a common general partner or principal advisor) and (ii) entities that are directly or indirectly controlled, controlling or under common control with such Investor.

“Aggregate Ownership Percentage” means, with respect to any Person at any time, a fraction (expressed as a percentage) equal to (i) the aggregate number of Company Securities beneficially owned by such Person (together with his, her or its Affiliates) at such time divided by (ii) the aggregate number of all outstanding Company Securities at such time.

“Agreement” has the meaning set forth in the Preamble.

“Bain Capital Credit” has the meaning set forth in the Preamble.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Centerbridge Partners” has the meaning set forth in the Preamble.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Charitable Transfer” means a distribution of Shares to an Affiliate or to a member, partner or employee of such Affiliate in connection with a bona fide gift to a Charitable Organization and the associated transfer to such Charitable Organization.

“Closing” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Recitals.

“Company Board” has the meaning set forth in Section 2.5(b).

“Company Common Shares” means common shares, $0.0277 par value per share of Company.

“Company Securities” means (i) Company Common Shares, (ii) securities convertible or exercisable into, or exchangeable for, Company Common Shares, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing.

“Contributor” has the meaning set forth in the Recitals.

“Contributor Board” has the meaning set forth in Section 2.2(b)(iii).

“Dissenting Investor” has the meaning set forth in Section 2.5(a)(i).

“Distribution” means the transfer of all or substantially all Exchange Shares held by the Contributor to the holders of the limited liability company interests in the Contributor.

“Exchange Agreement” has the meaning set forth in the Preamble.

“Governmental Body” has the meaning set forth in the Exchange Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Director” has the meaning set forth in the Investor Rights Agreement.

“Initial Director” has the meaning set forth in Section 3.1.

“Initial Offering” has the meaning set forth in the Registration Rights Agreement.

“Initial Shares” has the meaning set forth in Section 2.3(b).

“Investor Rights Agreement” means that certain Investor Rights Agreement among the Contributor, the Company and the Investors hereto dated as of the date of the Closing.

“Investors” has the meaning set forth in the Preamble.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 23, 2011, as amended on September 16, 2014 (as amended and in effect on the date hereof).

“MAK” has the meaning set forth in the Preamble.

“Non-Voting Investor” has the meaning set forth in Section 2.5(a).

“Notified Investor” has the meaning set forth in Section 2.2(f)(i).

“Notifying Investor” has the meaning set forth in Section 2.2(f)(i).

“Original Investors” means Centerbridge Capital Partners AIV I, L.P., a Delaware limited partnership, Centerbridge Capital Partners Strategic AIV I, L.P., a Delaware limited partnership, CCP SBS, CCPCI, Bain Capital Credit and MAK Champion.

“Permitted Transferee” means with respect to any Investor, such entity’s Affiliated Funds or Affiliates; provided, that such Affiliated Fund, Affiliate or other Person is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) and agrees to be subject to and be bound by this Agreement and any other equityholder agreement or lock-up agreement then in effect, to the same extent as the transferor Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement among the Contributor, the Company, the Investors, Arthur Decio and certain other investors dated as of the date of the Closing.

“Registration Request” has the meaning set forth in Section 2.4(b)(i).

“Requisite Investor Majority” means:

(i) prior to the Distribution, the approval of (a) at least two (2) Investors if there is more than one (1) Investor holding limited liability company interests in the Contributor, and (b) a single Investor if there is only one (1) Investor holding limited liability company interests in the Contributor; or

(ii) following the Closing or, the Distribution if the Exchange Shares are issued to the Contributor, until the closing of the Initial Offering, the approval of (a) at least two (2) Investors if there is more than one (1) Investor holding Shares, and (b) a single Investor if there is only one (1) Investor holding Shares.

For purposes of this Requisite Investor Majority definition, (A) each Investor’s Aggregate Ownership Percentage must be equal to or greater than five percent (5%) in order to constitute an Investor under this definition and (B) any Investor that has assigned its rights to a Transferee in accordance with Section 6.1 shall not be deemed an Investor.

“Rule 144” means Rule 144 under the Securities Act (or any successor Rule).

“Sale” means a Transfer for value and the terms “Sell”, “Selling” and “Sold” shall have correlative meanings.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Shares” means all shares of Company Common Shares held by an Investor, whenever issued.

“Strategic Investor” means, with respect to any proposed Transfer, any (a) Person that is determined by an Investor in its reasonable judgment to be a competitor of the Company or any of its subsidiaries in any material respect or an actual or potential vendor, supplier or franchisee of or other Person having a material business relationship (other than employment) with the Company or any of its subsidiaries and (b) any Affiliate of any such Person specified in clause (a).

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares or limited liability company interests, as applicable, to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise and the term “Transferred” shall have a correlative meaning.

“Transferees” means, (i) any Person to whom an Investor Transfers Shares in compliance with Section 2.2 and (ii) with respect to any Investor, any Affiliated Fund of such Investor, in each case, to the extent such Person agrees to be bound by the terms of this Agreement.

9.	Miscellaneous.

9.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

9.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

(a)	If to Bain Capital Credit, to:

Sankaty Champion Holdings, LLC

111 Huntington Avenue
Boston, MA 02199
Attention: Michael Bevacqua
Facsimile Number: (617) 516-2010

with copies to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Facsimile: (617) 951-7050
Attention: David A. Fine

(b)	If to Centerbridge Partners, to:

Centerbridge Capital Partners, L.P.

375 Park Avenue, 11th Floor

New York, NY 10152

Attention: Daniel Osnoss

Facsimile Number: (212) 672-453

with copies to:

Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Office of the General Counsel

Facsimile Number:

Email: legalnotices@centerbridge.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile:       (212) 455-2502

Attention:       Caroline B. Gottschalk

(c)	If to MAK, to:

MAK Capital Fund L.P.

590 Madison Avenue, #902

New York, NY 10022

Attention: Michael Kaufman

Facsimile Number: (212) 486-4779

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile:       (617) 951-7050

Attention:       David A. Fine

Notice to the holder of record of any shares of Company Common Shares shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

9.3. Binding Effect, Etc. This Agreement, together with the Registration Rights Agreement, the LLC Agreement and the Investor Rights Agreement, constitute the entire agreement of the parties with respect to their subject matter, supersede in their entirety all prior or contemporaneous oral or written agreements, or discussions with respect to such subject matter and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Investor may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void. No Investor may enter into an agreement with any other Investor with respect to the subject matters covered herein or the Shares without the prior written consent of the other Investors.

9.4. Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

9.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

9.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

9.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Investor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Investor or any current or future member of any Investor or any current or future director, officer, employee, partner or member of any Investor or of any Affiliate or assignee thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

10.	Confidentiality.

10.1. General. Each Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than as permitted by this Agreement, any confidential information provided to or learned by such party in connection with their respective rights under this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10 by such party or its Affiliates), (b) is or has been independently developed or conceived by such party without use of such confidential information or (c) is or has been made known or disclosed to such party by a third party (other than an Affiliate of such party) without a breach of any obligation of confidentiality such third party may have; provided, however, that an Investor may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection their respective rights under this Agreement, (y) to any Affiliate of such party and their respective directors, officers and employees, in each case in the ordinary course of business, or (z) subject to Section 10.2, as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such party takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Investor may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso will be attributable to such party for purposes of determining such party’s compliance with this Section 10.

10.2. Disclosure to Governmental Bodies. Unless prohibited by applicable law, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of the Contributor or any Investor before any Governmental Body, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Contributor or any Investor with Governmental Body in the ordinary course of business, any disclosure which is not permitted by applicable law or any disclosure containing confidential information) shall be disclosed to the other parties in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals; provided, however, that materials or information revealing the value of the transaction or containing attorney-client privileged information, communications or work product or any confidential information may be provided on an outside-counsel basis only, in which case each party shall cause their respective outside counsel not to share such information with any other Person. Unless prohibited by a Governmental Body, each party shall give notice to the other parties with respect to and permit the other parties to participate in any meeting, discussion, communication, appearance or contact with any Governmental Body, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

11.	Governing Law; Jurisdiction, Etc.

11.1. Governing Law; Venue.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the any court of competent jurisdiction in the State of New York and any appellate court therefrom. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 or in any other manner permitted by applicable law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.2. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

INVESTORS:

SANKATY CHAMPION HOLDINGS, LLC

By: Bain Capital Credit Member, LLC, its manager

By: /s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Executive Vice President

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:	Sankaty Credit Opportunities Investors IV, LLC,
its general partner
By:	Bain Capital Credit Member, LLC
its managing member

By: /s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Executive Vice President

[Signature Page to Amended and Restated Coordination Agreement]

CCP CHAMPION INVESTORS, LLC

By: CENTERBRIDGE ASSOCIATES, L.P., its general manager By: CENTERBRIDGE CAYMAN GP LTD., its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By: CENTERBRIDGE ASSOCIATES, L.P., its general partner

By: CENTERBRIDGE CAYMAN GP LTD., its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

By: CENTERBRIDGE ASSOCIATES, L.P., its general partner

By: CENTERBRIDGE CAYMAN GP LTD., its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: CCP SBS GP, LLC, its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

[Signature Page to Amended and Restated Coordination Agreement]

MAK CHAMPION INVESTMENT LLC

By: MAK Capital Fund L.P.

By: /s/ Michael Kaufman
Name: Michael Kaufman
Title: Portfolio Manager

MAK-RO CAPITAL MASTER FUND L.P.

By: MAK GP LLC, its general partner

By: /s/ Michael Kaufman
Name: Michael Kaufman
Title: Portfolio Manager

[Signature Page to Amended and Restated Coordination Agreement]

Acknowledged and agreed:

CENTERBRIDGE CAPITAL PARTNERS AIV I, L.P.

By: CENTERBRIDGE ASSOCIATES, L.P.,
its general partner

By: CENTERBRIDGE CAYMAN LTD.,
its general partner

By: /s/ Suanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV I, L.P.

By: CENTERBRIDGE ASSOCIATES, L.P.,
its general partner

By: CENTERBRIDGE CAYMAN GP LTD.,
its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

[Signature Page to Amended and Restated Coordination Agreement]